UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 21, 2006

COMPUTER SOFTWARE

INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-34144	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2006, the Compensation Committee of the Board of Directors and the full Board of Directors approved by joint unanimous written consent awards of Company common stock for the Company’s outside directors under the Company’s 2005 Incentive Compensation Plan (the “Plan”). Directors receiving awards under the Plan were Anthony H. Sobel, Chairman; Shaya Phillips; and Thomas V. Butta. Mr. Sobel was granted 98,496 shares, while Messrs. Phillips and Butta were granted 49,248 shares each. One-third of the award vested immediately upon approval. An additional one-third will vest on February 28, 2006, with the final one-third to vest on February 28, 2007. Except in the event of a change in control of the Company, the directors may not sell any shares awarded to them prior to March 1, 2007. If a director’s service terminates prior to a vesting date, all unvested shares will be forfeited, subject to exception in the discretion of the Board. As a result of his subsequent resignation as a director discussed below, Mr. Butta forfeited 32,832 shares.

In connection with the awards, the above-mentioned directors executed restricted stock agreements in the form attached hereto as Exhibit 10.1. Exhibit 10.1 is incorporated by reference into this Item.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Thomas V. Butta resigned from the Company’s Board of Directors effective February 22, 2006. His resignation was not the result of any disagreement relating to the Company’s operations, policies or practices. Rather, Mr. Butta resigned in order to devote his full attention to his responsibilities at an unaffiliated company of which he is the Chief Executive Officer. Mr. Butta served on the Board’s Audit and Compensation Committees.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.1	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: February 27, 2006

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Restricted Stock Agreement entered into by and between the Company and Anthony H. Sobel, Shaya Phillips and Thomas V. Butta dated February 21, 2006.

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